                                                                    EXHIBIT 11.1

                               BSQUARE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three- and nine-month periods ended September 30, 2001 and 2000:

                                                      Three Months           Nine Months
                                                  Ended September 30,    Ended September 30,
                                                  --------------------   --------------------
                                                    2001        2000       2001        2000
                                                  --------    --------   --------    --------
Net income (loss) (numerator diluted)             $ (5,794)   $  1,252   $ (4,503)   $   (228)

Shares (denominator basic):
  Weighted average common shares outstanding        34,388      33,605     34,194      33,082
                                                  ========    ========   ========    ========


Basic earnings (loss) per share                   $  (0.17)   $   0.04   $  (0.13)   $  (0.01)
                                                  ========    ========   ========    ========

Shares (denominator diluted):
  Weighted average common shares outstanding        34,388      33,605     34,194      33,082


  Common stock equivalents (1)                          --       2,617         --          --
                                                  --------    --------   --------    --------

  Weighted average common shares and
  equivalents outstanding                           34,388      36,222     34,194      33,082
                                                  ========    ========   ========    ========

Diluted earnings (loss) per share                 $  (0.17)   $   0.03   $  (0.13)   $  (0.01)
                                                  ========    ========   ========    ========


(1) As the Company incurred a net loss attributable to common shareholders for certain of the periods presented above, the effect of common stock equivalents is excluded in those periods, as their effects are anti-dilutive.